As filed with the Securities and Exchange Commission on March 17, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLAXSON INTERACTIVE GROUP, INC.

(Exact name of registrant as specified in its charter)

British Virgin Islands	None

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Avenida Melian 2752
C1430EYH Buenos Aires, Argentina

(Address of Principal Executive Offices)

Claxson Interactive Group Inc. 2001 Share Incentive Plan

(Full title of the Plans)

CT Corporation System
111 Eighth Avenue
New York, NY 10011

(Name and address of agent for service)

(212) 894-8940

Telephone number, including area code, of agent for service

Copy to:
Paul Berkowitz, Esq.
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
(305) 579-0500

CALCULATION OF REGISTRATION FEE

	Proposed number of	Proposed maximum	Proposed
Title of securities	shares to be	offering price	maximum aggregate	Amount of
to be registered	registered(1)	per share	offering price	registration fee
Class A Common Shares, $0.01 par value	930,000	(2)	$1,760,882	$223.10

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of our common stock which become issuable under Claxson Interactive Group Inc. 2001 Share Incentive Plan (the “Plan”) or by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of our common stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of: (i) the exercise price of $0.738 with respect to options to purchase an aggregate of 493,549 shares of common stock of the Registrant under the Plan and (ii) the exercise price of $3.20 with respect to options to purchase an aggregate of 436,451 shares of common stock of the Registrant under the Plan.

EXPLANATORY NOTE
PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EX-4.3 Amended & Restated '01 Share Incentive Plan
EX-5.1 Opinion of Conyers Dill & Pearman
EX-23.1 Consent of Deloitte & Touche LLP

EXPLANATORY NOTE

     This registration statement covers the maximum number of shares of our common stock that could be issued upon exercise of all outstanding options under our 2001 Share Incentive Plan.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

     The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”), are hereby incorporated by reference into this registration statement:

(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed with the SEC on July 15, 2003;

(b)	Our Current Reports on Form 6-K filed on September 5, 2003, October 20, 2003, November 4, 2003 and December 1, 2003;

(c)	The description of our common stock contained in the proxy statement/prospectus included as part of the Registration Statement filed on Form F-4/A (Registration No. 333-13062) as filed with the SEC on August 15, 2001, including all amendments or reports filed for the purpose of updating such description; and

(d)	Our Form 8-A filed on September 5, 2001, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Under British Virgin Islands law, every director and officer of Claxson, in performing his or her functions, is required to act honestly and in good faith with a view to the best interests of Claxson and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No provision in Claxson’s memorandum and articles of association or in any agreement entered into by Claxson relieves a director or officer from the duty to act in accordance with Claxson’s memorandum and articles of association or, except as set forth below, from any personal liability arising from his or her management of the business and affairs of Claxson.

     Claxson shall indemnify, to the fullest extent permitted by legislation, any director or officer against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Claxson may only indemnify a director or officer if the director or officer acted honestly and in good faith with a view to the best interests of Claxson and, in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. The decision of the board of directors as to whether the director or officer acted honestly and in good faith with a view to the best interests of Claxson and as to whether the director of officer had no reasonable cause to believe that his or her conduct was unlawful is, in the absence of fraud, sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director of officer did not act honestly and in good faith and with a view to the best interests of Claxson or that the director or officer had reasonable cause to believe that his or her conduct was unlawful. If a director or officer to be indemnified has been successful in defense of any proceedings referred to above, the director or officer is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

     Claxson may purchase and maintain insurance in relation to any director or officer against any liability asserted against the director or officer and incurred by the director or officer in that capacity, whether or not Claxson has or would have had the power to indemnify the director or officer against the liability as provided in Claxson’s memorandum and articles of association.

     Pursuant to the combination agreement, dated as of October 30, 2000, among us; Ibero-American Media Partners II, Ltd.; Carlyle Investments LLC and Carlton Investments LLC (as assignees of Newhaven Overseas Corp.); Hicks, Muse, Tate & Furst Latin America Fund, L.P.; Hicks, Muse, Tate & Furst Latin America Private Fund, L.P.; HMLA 1-SBS Coinvestors, L.P.; and El Sitio, Inc., as amended (the “combination agreement”) under which El Sitio became our subsidiary and each issued and outstanding common share of El Sitio was canceled and converted into the right to receive one Class A common share of our common stock we agreed to the following indemnification provisions:

•	Claxson will indemnify and hold harmless and advance expenses, including legal fees, to El Sitio’s present and former directors and officers, against all liabilities for acts or omissions in those capacities occurring at or prior to the completion of the transaction, to the fullest extent permitted under applicable law; and

•	For at least six years after the transaction is completed, Claxson is required to maintain in effect El Sitio’s existing directors’ and officers’ liability insurance, or to provide insurance containing terms and conditions which are not materially less advantageous, covering matters or events occurring prior to completion of the transaction. However, Claxson is not required to pay an annual premium for this insurance in excess of 150% of the annual premiums paid by El Sitio at the time of the transaction.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits

     See “Exhibit Index” on page II-1 below.

Item 9. Undertakings

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Beach, State of Florida on this 16 day of March, 2004.

CLAXSON INTERACTIVE GROUP, INC.
By:	/s/ Roberto Vivo-Chaneton
Roberto Vivo-Chaneton
Chief Executive Officer

     Each person whose signature appears below hereby appoints each of Roberto Vivo-Chaneton and Jose Antonio Ituarte his true and lawful attorney-in-fact with each of Messrs. Chaneton and Ituarte having the authority, acting singly, to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Roberto Vivo-Chaneton Roberto Vivo-Chaneton	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 16, 2004
/s/ Jose Antonio Ituarte Jose Antonio Ituarte	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 16, 2004
/s/ Carlos Bardasano Carlos Bardasano	Director	March 16, 2004
/s/ Eric C. Neuman Eric C. Neuman	Director	March 16, 2004
/s/ Ana Teresa Arismendi Ana Teresa Arismendi	Director	March 16, 2004
/s/ Frank Feather Frank Feather	Director	March 16, 2004
/s/ John A Gavin John A Gavin	Director	March 16, 2004
/s/ Gabriel Montoya Gabriel Montoya	Director	March 16, 2004
/s/ Jose Antonio Rios Jose Antonio Rios	Director	March 16, 2004

Signature	Title	Date
/s/ Emilio Romano Emilio Romano	Director	March 16, 2004
/s/ Marcos Clutterbuck Marcos Clutterbuck	Director	March 16, 2004
/s/ Ricardo Verdaguer Ricardo Verdaguer	Director	March 16, 2004
/s/ Luis Villanueva Luis Villanueva	Director	March 16, 2004

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Amended and Restated Memorandum of Association of Claxson Interactive Group Inc. (incorporated herein by reference to the Registration Statement on Form F-4/A (No. 333-13062) filed with the Commission on August 15, 2001).

4.2	Amended and Restated Articles of Association of Claxson Interactive Group Inc. (incorporated herein by reference to the Registration Statement on Form F-4/A (No. 333-13062) filed with the Commission on August 15, 2001).

4.3	Claxson Interactive Group Inc. Amended and Restated 2001 Share Incentive Plan*

5.1	Opinion of Conyers, Dill & Pearman*

9.1	Holdco Agreement, dated September 21, 2001, by and among 1947 PTVI, LLC, 1945 PTVI, LLC, Hicks, Muse, Tate & Furst Latin America Fund, L.P., Hicks, Muse, Tate & Furst Latin America Private Fund, L.P., HMLA 1-SBS Coinvestors, L.P., Certain Claxson Interactive Group, Inc. Stockholders and Claxson Interactive Group, Inc. (incorporated herein by reference to the Annual Report on Form 20-F filed with the Commission on July 15, 2003).

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Conyers, Dill & Pearman (contained in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on the signature pages of this Registration Statement)

*Filed herewith.